UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Kayak Software Corporation

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

486577 109

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 486577 109	13G	Page 2 of 30

1	NAMES OF REPORTING PERSONS General Catalyst Group V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 3 of 30

1	NAMES OF REPORTING PERSONS General Catalyst Group V Supplemental, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 4 of 30

1	NAMES OF REPORTING PERSONS GC Entrepreneurs Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 5 of 30

1	NAMES OF REPORTING PERSONS General Catalyst Partners V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 6 of 30

1	NAMES OF REPORTING PERSONS General Catalyst GP V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 486577 109	13G	Page 7 of 30

1	NAMES OF REPORTING PERSONS General Catalyst Group III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 8 of 30

1	NAMES OF REPORTING PERSONS GC Entrepreneurs Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 9 of 30

1	NAMES OF REPORTING PERSONS General Catalyst Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 10 of 30

1	NAMES OF REPORTING PERSONS General Catalyst GP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 486577 109	13G	Page 11 of 30

1	NAMES OF REPORTING PERSONS General Catalyst Group II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 12 of 30

1	NAMES OF REPORTING PERSONS GC Entrepreneurs Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 13 of 30

1	NAMES OF REPORTING PERSONS General Catalyst Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 486577 109	13G	Page 14 of 30

1	NAMES OF REPORTING PERSONS General Catalyst GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 486577 109	13G	Page 15 of 30

1	NAMES OF REPORTING PERSONS Joel E. Cutler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 486577 109	Page 16 of 30

1	NAMES OF REPORTING PERSONS David P. Fialkow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 486577 109	Page 17 of 30

1	NAMES OF REPORTING PERSONS David J. Orfao
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 10,211,185 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 10,211,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,211,185 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 26.48%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 486577 109	Page 18 of 30

Schedule 13G

Item 1(a).	Name of Issuer:

Kayak Software Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 55 North Water Street, Suite 1, Norwalk, CT.

Item 2(a).	Names of Persons Filing:

This joint statement on Schedule 13G is being filed by General Catalyst Group V, L.P., a Delaware limited partnership (“GC V”), General Catalyst Group V Supplemental, L.P., a Delaware limited partnership (“GC V Supplemental”), General Catalyst Group III, L.P., a Delaware limited partnership (“GC III”), General Catalyst Group II, L.P., a Delaware limited partnership (“GC II”), GC Entrepreneurs Fund V, L.P., a Delaware limited partnership (“E Fund V”), GC Entrepreneurs Fund III, L.P., a Delaware limited partnership (“E Fund III”), GC Entrepreneurs Fund II, L.P., a Delaware limited partnership (“E Fund II”, and collectively with GC V, GC V Supplemental, GC III, GC II, E Fund V and E Fund III, the “GC Funds”), General Catalyst Partners V L.P., a Delaware limited partnership (“GC V GPLP”), General Catalyst Partners III, L.P., a Delaware limited partnership (“GC III GPLP”), General Catalyst Partners II, L.P., a Delaware limited partnership (“GC II GPLP”), General Catalyst GP V, LLC, a Delaware limited liability company (“GC V GPLLC”), General Catalyst GP III, LLC, a Delaware limited liability company (“GC III GPLLC”), General Catalyst GP II, LLC, a Delaware limited liability company (“GC II GPLLC”), and the Managers (as defined below), who are collectively referred to herein as the “Reporting Persons.” GC V GPLP is the sole general partner of GC V, GC V Supplemental and E-Fund V. GC III GPLP is the sole general partner of GC III and E Fund III. GC II GPLP is the sole general partner of GC II and E Fund II. GC V GPLLC is the sole general partner of GC V GPLP. GC III GPLLC is the sole general partner of GC III GPLP. GC II GPLLC is the sole general partner of GC II GPLP. Joel E. Cutler, David P. Fialkow and David J. Orfao (collectively, the “Managers”) are Managing Directors of each of GC V GPLLC, GC III GPLLC and GC II GPLLC. The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit 1 (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of all Reporting Persons is 20 University Road, 4th Floor, Cambridge, MA 02138.

Item 2(c).	Citizenship:

Each of the GC Funds, GC V GPLP, GC III GPLP and GC II GPLP is a limited partnership organized under the laws of the State of Delaware. Each of GC V GPLLC, GC III GPLLC and GC II GPLLC is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a U.S. citizen.

Item 2(d).	Title of Class of Securities:

Class A Common Stock, $0.001 par value per share (“Class A Common Shares”).

CUSIP No. 486577 109	Page 19 of 30

Item 2(e).	CUSIP Number:

486577 109

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount Beneficially Owned:

The GC Funds are record owners of Class A Common Shares and shares of Class B common stock (“Class B Common Shares”) as described below. As described in the Issuer’s prospectus under Rule 424(b)(4) of the Act, filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2010 (as amended, the “Prospectus”), each Class B Common Share is convertible by the holder at any time into one Class A Common Share and shall convert automatically into Class A Common Shares upon the occurrence of certain events. Accordingly, holders of Class B Common Shares may be deemed to beneficially own Class A Common Shares. 4,587,563 Class A Common Shares and 33,973,149 Class B Common Shares were reported by the Issuer to be outstanding as of November 8, 2012 on its Form 10-Q filed with the SEC on November 13, 2012 (the “10-Q”).

GC V is the record owner of 70,387 Class A Common Shares, GC V Supplemental is the record owner of 140,774 Class A Common Shares and E Fund V is the record owner of 4,408 Class A Common Shares (the “GC V Class A Record Shares”). GC V is the record owner of 461,214 Class B Common Shares, GC V Supplemental is the record owner of 922,427 Class B Common Shares and E Fund V is the record owner of 28,880 Class B Common Shares. As each Class B Common Share is convertible by the holder at any time into one Class A Common Share, as described above, GC V may be deemed to own beneficially 531,601 Class A Common Shares, GC V Supplemental may be deemed to own beneficially 1,063,201 Class A Common Shares and E Fund V may be deemed to own beneficially 33,288 Class A Common Shares (collectively with the GC V Class A Record Shares, the “Total GC V Class A Shares”).

GC V, GC V Supplemental and E Fund V have generally agreed to sell securities at the same time and each may be deemed to own beneficially the Total GC V Class A Shares held by the other. As the sole general partner of GC V, GC V Supplemental and E Fund V, GC V GPLP may be deemed to own beneficially the Total GC V Class A Shares. As the sole general partner of GC V GPLP, GC V GPLLC may also be deemed to own beneficially the Total GC V Class A Shares. Each Manager is a Managing Director of GC V GPLLC and may also be deemed to own beneficially the Total GC V Class A Shares.

GC III is the record owner of 34,674 Class A Common Shares and E Fund III is the record owner of 1,254 Class A Common Shares (the “GC III Class A Record Shares”). GC III is the record owner of 4,111,850 Class B Common Shares and E Fund III is the record owner of 148,771 Class B Common Shares. As described above, GC III may be deemed to own beneficially 4,146,524 Class A Common Shares and E Fund III may be deemed to own beneficially 150,025 Class A Common Shares (collectively with the GC III Class A Record Shares, the “Total GC III Class A Shares”).

CUSIP No. 486577 109	Page 20 of 30

GC III and E Fund III have generally agreed to sell securities at the same time and each may be deemed to own beneficially the Total GC III Class A Shares held by the other. As the sole general partner of GC III and E Fund III, GC III GPLP may be deemed to own beneficially the Total GC III Class A Shares. As the sole general partner of GC III GPLP, GC III GPLLC may also be deemed to own beneficially the Total GC III Class A Shares. Each Manager is a Managing Director of GC III GPLLC and may also be deemed to own beneficially the Total GC III Class A Shares.

GC II is the record owner of 34,622 Class A Common Shares and E Fund II is the record owner of 1,306 Class A Common Shares (the “GC II Class A Record Shares”). GC II is the record owner of 4,105,724 Class B Common Shares and E Fund II is the record owner of 154,894 Class B Common Shares. As described above, GC II may be deemed to own beneficially 4,140,346 Class A Common Shares and E Fund II may be deemed to own beneficially 156,200 Class A Common Shares (collectively with the GC II Class A Record Shares, the “Total GC II Class A Shares”, and collectively with the Total GC V Class A Shares and the Total GC III Class A Shares, the “Total GC Class A Shares”).

GC II and E Fund II have generally agreed sell securities at the same time and each may be deemed to own beneficially the Total GC II Class A Shares held by the other. As the sole general partner of GC II and E Fund II, GC II GPLP may be deemed to own beneficially the Total GC II Class A Shares. As the sole general partner of GC II GPLP, GC II GPLLC may also be deemed to own beneficially the Total GC II Class A Shares. Each Manager is a Managing Director of GC II GPLLC and may also be deemed to own beneficially the Total GC II Class A Shares.

By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the GC Funds, GC V GPLP, GC V GPLLC, GC III GPLP, GC III GPLLC, GC II GPLP, GC II GPLLC and each Manager may be deemed to share the power to direct the disposition and vote of the Total GC Class A Shares.

(b)	Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person are calculated based on 38,560,712 shares outstanding as reported by the Issuer on its 10-Q, which includes the Class A Common Shares and the Class B Common Shares.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Line 5 of cover sheets.

(ii)	shared power to vote or to direct the vote: See Line 6 of cover sheets.

(iii)	sole power to dispose or to direct the disposition of: See Line 7 of cover sheets.

(iv)	shared power to dispose or to direct the disposition of: See Line 8 of cover sheets.

CUSIP No. 486577 109	Page 21 of 30

Each Reporting Person disclaims beneficial ownership of such Class A Common Shares and Class B Common Shares except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2 for Members of each Group.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not Applicable. This statement on Schedule 13G is not filed pursuant to §240.13d-1(b) or §240.13d-1(c).

Material to be Filed as Exhibits.

Exhibit 1 – Agreement regarding joint filing of Schedule 13G.

Exhibit 2 – Members of each Group.

CUSIP No. 486577 109	Page 22 of 30

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2013

GENERAL CATALYST GROUP V, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GENERAL CATALYST GROUP V SUPPLEMENTAL, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GC ENTREPRENEURS FUND V, L.P.

By:	GENERAL CATALYST PARTNERS V, L.P.
its General Partner

	By:	GENERAL CATALYST GP V, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

CUSIP No. 486577 109	Page 23 of 30

GENERAL CATALYST PARTNERS V, L.P.

By:	GENERAL CATALYST GP V, LLC
its General Partner

	By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GENERAL CATALYST GP V, LLC

By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GENERAL CATALYST GROUP III, L.P.

By:	GENERAL CATALYST PARTNERS III, L.P.
its General Partner

	By:	GENERAL CATALYST GP III, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GC ENTREPRENEURS FUND III, L.P.

By:	GENERAL CATALYST PARTNERS III, L.P.
its General Partner

	By:	GENERAL CATALYST GP III, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

CUSIP No. 486577 109	Page 24 of 30

GENERAL CATALYST PARTNERS III, L.P.

By:	GENERAL CATALYST GP III, LLC
its General Partner

	By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GENERAL CATALYST GP III, LLC

By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GENERAL CATALYST GROUP II, L.P.

By:	GENERAL CATALYST PARTNERS II, L.P.
its General Partner

	By:	GENERAL CATALYST GP II, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GC ENTREPRENEURS FUND II, L.P.

By:	GENERAL CATALYST PARTNERS II, L.P.
its General Partner

	By:	GENERAL CATALYST GP II, LLC
its General Partner

		By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

CUSIP No. 486577 109	Page 25 of 30

GENERAL CATALYST PARTNERS II, L.P.

By:	GENERAL CATALYST GP II, LLC
its General Partner

	By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

GENERAL CATALYST GP II, LLC

By:	/s/ William J. Fitzgerald
William J. Fitzgerald
Member and CFO

By:	/s/ Joel E. Cutler
Joel E. Cutler

By:	/s/ David P. Fialkow
David P. Fialkow

By:	/s/ David J. Orfao
David J. Orfao